EXHIBIT 10.1

                     LETTER OF INTENT  DATED MAY 8, 2000

                                    FROM

                      WORLDWIDE WIRELESS NETWORKS, INC.

                                      TO

                            1ST UNIVERSE INTERNET

May 8, 2000

Mr. Sean Loftis
President, 1st Universe Internet
5 Park Plaza  #320
Irvine, CA 92614

Re: Purchase of 1st Universe Assets

Dear Sean:

This is our Letter of Intent regarding Worldwide Wireless Network, Inc.'s ("WWWN") purchase of the assets of 1st Universe Internet ("FSUI"). If our terms are acceptable, we will draft a formal Purchase Agreement for signature by both parties.

1.     Owner: We assume that you are the sole owner ("Owner") of FSUI.

2. Asset Sale: WWWN and FSUI will transact an "asset sale".. WWWN will purchase all the assets of FSUI, which will include, but are not limited to, all revenue-producing elements of FSUI, inclusive of its customer base as of the date of the purchase agreement, all business conducted with said base, its customer and prospect list, all accounts receivable, its web hosting business, and company equipment.

3. Liabilities: WWWN will not be responsible for any liabilities of FSUI created prior to the Closing of the Purchase Agreement and assumes FSUI has no pending or current lawsuits, and no outstanding issues with the IRS or other governmental agency .

4. FSUI Employees: WWWN will work with you to determine what employees of FSUI will be hired by WWWN and what their positions and compensation will be, but WWWN will not assume any prior obligations FSUI might have with its current or past employees or agents.

5. Purchase Price: WWWN will purchase the assets of FSUI for 200,000 shares of its common stock, which will have "piggyback" registration rights and be restricted as follows:

      a) 2,500 shares may be sold every 30 days after Closing has occurred and their free trade status is in compliance with SEC regulations, with a minimum of 30 days between the sale of each 2,500 shares.

      b) An additional 1,000 shares (i.e., a total of 3,500 shares) may be sold any time the immediate preceeding average 30 day volume of WWWN stock is 50,000 shares or greater.

      c) A maximum of 15,000 shares can be sold in any 30-day period from the start of month 13 through month 24.

      d) All of Owner's stock will be free trading at the beginning of month 25.
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Please note that the ability to sell any stock in this purchase agreement is subject to SEC rules regarding the registration and sale of stock. It is understood that this will take precedent over any proposed disposition of stock in this offer.

6. Indemnification: Owner is responsible for any claims made against FSUI for activities that occurred prior to Closing that impact the assets purchased by WWWN. Owner agrees to indemnify WWWN for any such action that affects the assets purchased for a period of one year from Closing. 30,000 shares of the purchase will be held in a mutually agreeable escrow account for one year for potential indemnification, although if damages impacting what WWWN has purchased exceeds the value of said escrow shares, Owner is responsible for full indemnification to WWWN.

7. Audit: There will be an audit 45 days after Closing of FSUI's entire customer base and their MRI plus other profit centers that contributed to the "$25,000/month audit benchmark" which you identified for accounts billed by FSUI, as well as FSUI customers billed by WWWN. Should this combined monthly figure be less than it was at Closing, the purchase price of 200,000 shares will be reduced on a pro-rata percentage basis. For example, if the combined figure at Closing is $40,000, but 45 days later is 10% less (i.e., $36,000), the purchase price of 200,000 shares will be adjusted downwards by 10% (i.e., to 180,000 shares). There will be no upward adjustment made to the purchase price, and service upgrades to those accounts will not be included in this calculation, as that will be considered post-Closing, future business. Any atypical WWWN support cost during the aforementioned 45 day period to keep these customers active, including special offers or commitments to future deeper discounts, will be assessed and factored into the conclusions of the 45 day audit, with fair and reasonable adjustments made accordingly. Conversely, accounts which FSUI adds to its base during the audit period may be used as an offset to cover potential shortfalls.

8. Non-Circumvent & Non-Compete: Owner understands that FSUI's customer base and prospect list are part of the assets being purchased by WWWN for valuable consideration, and also acknowledges his familiarity with WWWN's overall business. Accordingly, Owner promises not to solicit his customers or any WWWN customers, directly or indirectly, or assist a third party in soliciting any of these customers, for a period of 5 years from the date of Closing. Additionally, Owner agrees not to solicit WWWN employees nor compete or consult against WWWN, directly or indirectly, in any market WWWN is in or has advised Owner it is expanding into, for a period of three years. These markets include the entirety of Southern California, Santa Barbara, Las Vegas, the San Francisco Bay area, inclusive of Oakland, and Honolulu.

9. Due Diligence/Accounts Payable: FSUI will make its books and documentation fully available to WWWN during its due diligence period, which is targeted to be completed by May 8, 2000. Furthermore, FSUI will bring its accounts payable current with WWWN prior to Closing.

10. Non-Solicitation Period: Recognizing that WWWN will be using financial and human resources to engage in due diligence, FSUI promises that it will not seek, solicit, or entertain discussions with any other party regarding any sale or venture involving FSUI during WWWN's due diligence period.

11. Closing Costs: WWWN will pay for the legal costs associated with preparation of the final Purchase Agreement. Each party will be responsible for any other costs they might incur involving this transaction.

12. Closing Date: Both parties will strive to make best efforts to complete this transaction and Close by May 8, 2000.

13. Survivability: The Purchase Agreement will survive and its terms & conditions will take precedent to and remain in effect irrespective of any other arrangement the Owner personally enters into with WWWN.



Read and agreed to on this _____ day of __________, 2000:

   1st Universe Internet         Worldwide Wireless Networks, Inc.


______________________            ________________________________
  Sean Loftis, President         Charles C. (Cliff) Bream, President & COO

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